                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/  Preliminary Proxy Statement       / /  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14c-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BINKS SAMES CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)  Total fee paid:

--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

--------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3)  Filing Party:

--------------------------------------------------------------------------------
(4)  Date Filed:

--------------------------------------------------------------------------------

                             BINKS SAMES CORPORATION
                            9201 WEST BELMONT AVENUE
                          FRANKLIN PARK, ILLINOIS 60131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1999


TO THE STOCKHOLDERS OF

         BINKS SAMES CORPORATION:

         Notice is hereby given that the Annual Meeting of Stockholders of BINKS SAMES CORPORATION (the "Company") will be held at 222 North LaSalle Street, 4th Floor Conference Room, Chicago, Illinois 60601, on Tuesday, April 27, 1999 at 10:00 a.m., for the purpose of considering and acting upon the following matters:

     1.   The election of one director of the Company;

     2. The approval of an amendment to Article First of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to change the name of the Company to "Sames Corporation".

     3. The ratification of KPMG LLP as the Company's independent accountants for the fiscal year ending November 30, 1999; and

     3. The transaction of such other business as may properly be brought before the meeting.

     Stockholders of record at the close of business on Friday, February 19, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Whether or not you expect to be present at the Annual Meeting, you are requested to execute and return the enclosed proxy.

                                      By order of the Board of Directors,



                                      GUY E. SNYDER, SECRETARY

March 18, 1999

                             BINKS SAMES CORPORATION
                            9201 WEST BELMONT AVENUE
                          FRANKLIN PARK, ILLINOIS 60131


                                 PROXY STATEMENT
                                       FOR
                       1999 ANNUAL MEETING OF STOCKHOLDERS



     This proxy statement and the accompanying proxy are being furnished for the solicitation of proxies by the Board of Directors of Binks Sames Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, April 27, 1999 at 10:00 a.m., Chicago time, at 222 North LaSalle Street, 4th Floor Conference Room, Chicago, Illinois 60601, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy statement and accompanying proxy are being first sent to stockholders on or about March 18, 1999. Solicitation will be by mail and may also be by telephone, telegraph or in person by employees of the Company, who will receive no additional compensation for such solicitation.


ANNUAL REPORT

     The Annual Report on Form 10-K of Binks Sames Corporation for the fiscal year ended November 30, 1998 is enclosed herewith.


SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy may be revoked by a stockholder at any time prior to the voting thereof by delivery of written notice of revocation to the Secretary of the Company. It may also be revoked by a stockholder attending and voting in person at the Annual Meeting or by delivery of a later dated proxy to the Secretary of the Company prior to such voting.

VOTING SECURITIES

     As of February 19, 1999, the record date for stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), the outstanding voting securities of the Company consisted of 2,963,835 shares of Capital Stock, each share being entitled to one vote on each matter presented at the meeting.

     As of the Record Date, the following persons were believed by the Company to beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) more than 5% of the outstanding shares of Capital Stock of the Company:


      NAME AND ADDRESS OF                        NUMBER OF        PERCENT
        BENEFICIAL OWNER                         SHARES(1)        OF CLASS
        ----------------                         ---------        --------
Kennedy Capital Management, Inc.                 362,174(2)        12.22%
   10829 Olive Blvd.
   St. Louis, MO  63141

Harris Associates L.P.                           328,033(3)        11.06
Harris Associates Inc.
   Two North LaSalle Street
   Suite 500
   Chicago, IL  60602

Dimensional Fund Advisors, Inc.                  218,230(4)         7.36
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA  90401

Woodland Partners LLC                            165,650(5)         5.59
   60 South Sixth Street, Suite 3750
   Minneapolis, MN 55402

------------------------------------

(1) The nature of the beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the following notes.
(2) According to a Schedule 13G filed with the SEC, dated January 19, 1999. Kennedy Capital Management has sole dispositive power of all such shares. It has sole voting power of 324,924 shares.
(3) According to a Schedule 13G filed with the Securities and Exchange Commission (the "SEC"), dated January 19, 1999. Harris Associates L.P. and its general partner, Harris Associates Inc. (collectively, "Harris"), share voting and dispositive power with respect to 275,000 of the 328,033 shares, which are beneficially owned by Harris Associates Investment Trust Series Designated The Oakmark Smallcap Fund. Harris shares voting power of the remaining 53,033 shares with various clients to which Harris acts as investment adviser. Harris has sole dispositive power with respect to such 53,033 shares.
(4)  According to a Schedule 13G filed with the SEC, dated February 11, 1999.
(5) According to a Schedule 13G filed with SEC, dated February 8, 1999. Woodland Partners LLC has sole voting power of 143,150 of such shares. Woodland Partners LLC shares voting power of 22,500 shares with various clients for whom it manages accounts.

                        PROPOSAL 1. ELECTION OF DIRECTORS

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

     The Company presently has four directors who are divided into three classes serving staggered three year terms. One director is to be elected at this Annual Meeting to hold office for a term expiring at the Annual Meeting for the year 2002. George L. Joeckel, Jr. has been nominated to fill such position. Unless otherwise specified in the proxy, it is the present intention of the persons named in the accompanying form of proxy to vote such proxies for his election. Fewer nominees for director are named herein than the maximum number permitted by the Company's By-Laws. Additional nominees for director are not being sought at this time. Proxies will not be voted for more than the one nominee for director included in this Proxy Statement.

     Directors shall be elected by a plurality of the votes cast in the election of directors. Under applicable Delaware law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     Although it is not anticipated, if Mr. Joeckel is unable or unwilling to serve as a director, proxies will be voted for such other person as the Board of Directors may determine.

     Information with respect to the nominee, continuing directors and certain executive officers of the Company is shown below.

                                                                             CAPITAL STOCK OF THE
                                                                                   COMPANY
                                                                            BENEFICIALLY OWNED ON
                                                                             FEBRUARY 19, 1999(1)
                                                                 ---------------------------------------------
                                                                                                 PERCENT OF
                                                                    NUMBER OF                  CAPITAL STOCK
                                                                     SHARES                     OUTSTANDING
                                                                     ------                     -----------
NOMINEE FOR ELECTION AS DIRECTOR
GEORGE L. JOECKEL, JR., age 56, has served as                          500                           *
   President and CEO of Prestolite Wire Corporation, a
   tier one supplier to the automotive industry and a
   supplier of telecommunications products, since January
   1992.  Prior to that, Mr. Joeckel was the manufacturing
   manager for General Electric's Drive Systems
   business.

CONTINUING DIRECTORS

ARNOLD H. DRATT, age 54, has been the President,                   121,500(2)                       4.1%
   CEO and a director of the Company since October
   1998. Mr. Dratt has served as President of the Dratt
   Campbell Company, a management consulting firm, since
   he co-founded it in 1991. In such capacity, Mr. Dratt
   was a consultant to the Company from January 1998 until
   September 1998. Mr. Dratt's present term of office
   expires at the year 2001 Annual Meeting.

                                                                             CAPITAL STOCK OF THE
                                                                                   COMPANY
                                                                            BENEFICIALLY OWNED ON
                                                                             FEBRUARY 19, 1999(1)
                                                                 ---------------------------------------------
                                                                                                 PERCENT OF
                                                                    NUMBER OF                  CAPITAL STOCK
                                                                     SHARES                     OUTSTANDING
                                                                     ------                     -----------
CONTINUING DIRECTORS

CLIFFORD J. VAUGHAN, age 64, has been a director of                 8,500(4)                         *
   the Company since August 1996.  His present term of
   office as a director expires at the year 2000 Annual
   Meeting.  Mr. Vaughan, now retired, was Group Vice
   President of General Motors Corporation from 1983 to
   1996.(3)

DR. WAYNE F. EDWARDS, age 64, has been a director                   12,500(5)                        *
   of the Company since August 1996 and Chairman of
   the Board since August 1998. Dr. Edwards served as interim
   President and CEO of the Company from August 1998 until the appointment of Mr. Dratt as President and CEO in October
   1998. His present term of office as director expires at the year 2000 Annual Meeting. Mr. Edwards, now retired, was Vice
   President and Chief Financial Officer of Crown Zellerbach
   International, Inc. from 1975 to 1983.

                                                                             CAPITAL STOCK OF THE
                                                                                   COMPANY
                                                                            BENEFICIALLY OWNED ON
                                                                             FEBRUARY 19, 1999(1)
                                                                 ---------------------------------------------
                                                                                                 PERCENT OF
                                                                    NUMBER OF                  CAPITAL STOCK
                                                                     SHARES                     OUTSTANDING
                                                                     ------                     -----------

NON-DIRECTOR NAMED EXECUTIVE OFFICERS
G. BRUCE BRYAN, JR., age 43, has been Vice                          5,750(6)                         *
   President - Engineered Systems since 1996.  Mr. Bryan
   joined the Company in 1993 as Manager of the North
   American Powder Systems Group for the General
   Industrial Market.

TODD A. VAUGHAN, age 40, has been an officer of the                 5,000(7)                         *
   Company since April 1997.  Mr. Vaughan has been
   employed by the Company since 1992 and is presently
   Vice President of the Company and General Manager
   of Sames North America, Inc. (formerly Sames
   Electrostatic, Inc.).(3)

FORMER DIRECTORS AND NAMED EXECUTIVE OFFICERS

DORAN J. UNSCHULD, age 75, has been a director of                   28,063(8)                        *
   the Company since 1982, and served as President and
   CEO of the Company from June 1996 until his retirement
   in April 1998. Mr. Unschuld was employed by the Company
   in various positions from 1952 until his retirement. He
   served as a Senior Vice President from 1995 to 1996, a
   Vice President from 1971 until 1995 and Secretary of the
   Company from 1965 until 1996. Mr. Unschuld's present
   term as a director expires at the 1999 Annual
   Meeting of Stockholders and he has chosen not to stand
   for re-election.

DR. DONALD G. MEYER served as Chairman of the                       9,000(9)                         *
   Board from February 1998, and President and CEO of
   the Company from May 1998, until his death in August
   1998.  Dr. Meyer had been a director of the Company
   since June 1996 and had previously served as a
   director of the Company from 1990 to 1995.  Dr.
   Meyer was a Professor of Marketing of Loyola
   University of Chicago from 1961 to 1997 and had been
   Dean of the School of Business Administration from
   1977 to 1995.

Directors and Executive Officers as a group (8 persons)            183,389(10)                      6.2

------------------------------------

*    Less than 1.0% of the Company's outstanding Capital Stock.

(1) The information contained in this column is based upon information furnished to the Company by the individuals referred to above. The nature of beneficial ownership for shares shown in this column is sole voting and investment power.
(2) Includes 100,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(3)  Mr. Clifford J. Vaughan is the father of Mr. Todd A. Vaughan.
(4) Includes 5,500 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(5) Includes 7,500 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(6) Includes 4,250 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(7) Includes 4,500 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(8) Includes 23,000 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(9) Includes 7,000 shares issuable to Dr. Meyer's estate upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.
(10) Includes 146,825 shares issuable upon the exercise of outstanding stock options exercisable on the Record Date or within 60 days thereafter.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE NOMINEE FOR DIRECTOR LISTED ABOVE.

DIRECTORS' FEES

     Each outside director who is not also an employee receives a director's fee of $24,000 per annum and $750 for each board meeting attended, plus reimbursement of expenses relating to attendance at meetings. Non-employee directors are also entitled to participate in the Company's 1996 Stock Option Plan. The Chairman of the Board receives a director's fee of $24,000 per annum and $1,250 for each board meeting attended, plus reimbursement of expenses. Directors who perform services for the Company are compensated at a per diem rate of $750 ($1,250 in the case of the Chairman of the Board).

INFORMATION REGARDING BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors of the Company (the "Board of Directors" or "Board") held 18 meetings and took action by written consent on 7 occasions during fiscal 1998. The Board of Directors currently has two standing committees: the Audit Committee and the Compensation Committee. During fiscal 1998, the Board of Directors had two additional committees: the Nominating and Governance Committee and the Executive Committee. In October 1998, the Company amended its By-laws and eliminated both such committees. All directors attended at least 75% of the meetings of the Board of Directors, and of committees on which they served, during 1998.

     The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent auditors for the Company and reviewing with the independent auditors the plan for and results of the auditing engagement. The Audit Committee met four times during fiscal 1998. The Audit Committee of the Board consists of Dr. Edwards and Mr. Vaughan.

     The Compensation Committee is responsible for reviewing the compensation arrangements in effect for the Company's executive officers and for administering all the Company's employee benefit plans, including the Company's 1996 Stock Option Plan. The Compensation Committee took action by written consent on two occasions during the last fiscal year. The Compensation Committee currently consists of Dr. Edwards and Mr. Vaughan.

     The Nominating and Governance Committee was responsible for nominating persons for election as Directors of the Company and appointments to Committees. This Committee held two meetings during the last fiscal year. The Nominating and Governance Committee was made up of Dr. Edwards and Mr. Vaughan.

     The Executive Committee, which was empowered to perform any duties which, by law, did not require the full Board, did not meet separately during fiscal 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Exchange Act, the Company's officers, directors and holders of more than ten percent of the Company's Capital Stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company, the American Stock Exchange and the Chicago Stock Exchange. Based solely on its review of the copies of such reports received by it, the Company believes that for fiscal 1998 all filing requirements applicable to its officers, directors, and more than ten percent stockholders were complied with, except that Mr. Vaughan and Drs. Meyer and Edwards each failed to timely file a Form 5 covering an automatic grant of options. Such reports are currently on file with the SEC.

                             EXECUTIVE COMPENSATION

       The following table sets forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, (i) the Chief Executive Officer ("CEO") of the Company serving at the end of the last fiscal year, (ii) each of the most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year who earned more than $100,000 in salary and other compensation, other than the CEO,
(iii) Mr. Doran J. Unschuld, who resigned as CEO and President of the Company in April 1998, (iv) Dr. Donald G. Meyer, who served as President and CEO of the Company from May 1998 until his death in August 1998, and (v) Dr. Wayne F. Edwards, who served as President and interim CEO from August 1998 until October 1998 (collectively referred to herein as the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE(1)


                                                          ANNUAL                 LONG-TERM
                                                       COMPENSATION          COMPENSATION
           NAME AND                              --------------------------  ------------------         ALL OTHER
      PRINCIPAL POSITION                YEAR      SALARY($)      BONUS($)     OPTION AWARDS (#)      COMPENSATION($)
      ------------------                ----      ---------      --------     -----------------     -----------------
Arnold H. Dratt                         1998(2)   $300,000(3)          --              100,000                    --
President, Chief Executive              1997            --             --                   --                    --
Officer and Director                    1996            --             --                   --                    --

Wayne F. Edwards                        1998(4)    106,515(5)          --                6,000                    --
Chairman of the Board and               1997            --             --                   --                    --
interim President and Chief             1996            --             --                   --                    --
Executive Officer

Donald G. Meyer                         1998(6)    125,580(5)          --                3,000                    --
Former Chairman of the                  1997            --             --                   --                    --
Board, President and Chief              1996            --             --                   --                    --
Executive Officer

Doran J. Unschuld                       1998(7)    191,297(5)          --                3,000               287,861(8)
Director and Former                     1997       275,000         45,000                   --               113,104(8)
President and Chief                     1996       191,444         15,789               20,000                65,857(8)
Executive Officer

G. Bruce Bryan, Jr.                     1998       106,616         55,000(9)             3,000                    --
Vice President - Engineered             1997       105,858         16,726                   --                    --
Systems                                 1996        90,550          4,269                2,500                    --

Todd A. Vaughan                         1998       132,724         66,362(9)             4,000                    --
Vice President, Binks Sames             1997       131,000         18,155                   --                    --
Corporation and General                 1996       110,000         21,754                1,000                    --
Manager, Sames North
America, Inc.

------------------------------------

(1) Compensation paid to executive officers for the fiscal year ended November 30, 1998, other than salary, bonus, and other compensation reflected in the table, does not exceed the minimum amounts required to be reported under the SEC's rules.

(2) Mr. Dratt joined the Company on October 1, 1998. His salary is paid pursuant to the terms of a Consulting Agreement dated October 1, 1998 by and between the Company and The Dratt-Campbell Company, a consulting firm of which Mr. Dratt is President and co-founder. Please see "Certain Relationships and Related Transactions" for a discussion of this agreement.

(3)  Mr. Dratt's salary is shown on an annualized basis.

(4) Dr. Edwards served as interim Chief Executive Officer from August 1998 until October 1998.

(5)  Such amounts include director's fees received during fiscal 1998.

(6) Dr. Meyer was appointed President and Chief Executive Officer of the Company in May 1998. He served as Chairman of the Board, President and CEO until his death in August 1998.

(7) Mr. Unschuld retired as President and Chief Executive Officer of the Company in April 1998. His present term of office as a director of the Company expires at the 1999 Annual Meeting of Stockholders. Mr. Unschuld has chosen not to stand for re-election as a director of the Company.

(8) Represents amounts expended with respect to post-retirement payments under employment contracts between the Company and Mr. Unschuld.

(9) These amounts reflect payments made under Bonus Agreements between the Company and certain executive officers providing for bonus payments payable at certain dates if the individual remains continuously employed with the Company through such dates.

     The tables below sets forth certain information with respect to options held by the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                           PERCENT OF                                              RATES OF STOCK PRICE
                           NUMBER OF      TOTAL OPTIONS                                                APPRECIATION
                          SECURITIES        GRANTED TO        EXERCISE OR                           FOR OPTION TERM ($)
                          UNDERLYING       EMPLOYEES IN          BASE         EXPIRATION         --------------------------
          NAME             OPTIONS       FISCAL YEAR(%)      PRICE ($/SH.)       DATE               5%             10%
          ----             -------       --------------      -------------    -----------           ----           ----
Arnold H. Dratt            100,000           64.5             17.25            9/28/08         1,084,842      2,749,205

Wayne F. Edwards             5,000            3.2             17.25            9/28/08            54,242        137,460
                             1,000            0.6             44.625           4/28/08            28,064         71,121

Donald G. Meyer              3,000            1.9             44.625           4/28/08            84,193        213,362

Doran J. Unschuld            3,000            1.9             44.625           4/28/08            84,193        213,362

G. Bruce Bryan, Jr.          3,000            1.9             12.125           10/28/08           22,876         57,972

Todd A. Vaughan              4,000            2.6             12.125           10/28/08           30,501         77,297


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

                                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED               IN-THE-MONEY
                              SHARES                                 OPTIONS/SARS(#)                 OPTIONS/SARS($)
                           ACQUIRED ON          VALUE          -------------------------------- -----------------------------
         NAME              EXERCISE (#)       REALIZED          EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
         ----              ------------       --------         ---------------  --------------- -------------- --------------
Arnold H. Dratt                --                --               100,000               --             --              --

Wayne F. Edwards               --                --                 7,500            2,500             --              --

Donald G. Meyer                --                --                 7,000               --             --              --

Doran J. Unschuld              --                --                23,000               --             --              --

G. Bruce Bryan, Jr.            --                --                 4,250            1,250          8,625              --

Todd A. Vaughan                --                --                 4,500              500         11,500              --

                        REPORT OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The fundamental philosophy of the Company's compensation program is to offer competitive compensation opportunities for all employees, including senior management, which are based on the individual's contribution and personal performance. The objectives of the Company's compensation program are to align compensation with business goals and performance and to enable the Company to attract and retain superior talent and reward performance.

     The Company also believes it is important to align executive officers' interests with the success of the Company by placing a portion of pay at risk, thus making payment dependent upon corporate performance. The compensation of the Company's CEO and Named Executive Officers is reviewed and approved annually by the Board of Directors, and is linked to the Company's financial performance. Fifteen percent or more of executive management's compensation may consist of a bonus which is influenced by the Company's annual performance.

     In determining compensation levels, salary and bonus components are initially reviewed by the Compensation Committee of the Board of Directors, which was created in June 1996 (prior thereto, compensation was initially reviewed by the CEO of the Company). The Compensation Committee then makes its recommendations to the full Board of Directors. The Board studies the recommendations, along with other information on individual and corporate performance, and votes on compensation levels for the next fiscal year. Only those members of the Board of Directors who are not officers of the Company vote on matters relating to the compensation of the CEO and Named Executive Officers.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's compensation program consists of cash salary, annual bonus payments based upon performance and stock option grants. There are currently three main components to the Company's executive compensation program, as determined by corporate and individual performance:

         -         Base salary compensation
         -         Annual incentive compensation
         -         Stock option grants

     In determining salaries, the Compensation Committee takes into account individual experience, individual performance, total contribution to the Company's long term success, and the results of the Company's performance. For fiscal 1998, no bonuses were issued to any of the Named Executive Officers.

     Stock option grants to executive officers are intended to promote the success of the Company by aligning financial interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Stock option grants are based on various subjective factors, primarily relating to the responsibilities of the individual officers, and also to their expected future performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The salary of Mr. Arnold H. Dratt, the Company's CEO at the end of fiscal 1998, was set at $25,000 per month for fiscal 1998. His salary was determined based on a determination to align the CEO's interests with those of the stockholders and was negotiated in connection with the Consulting Agreement entered into between the Company and The Dratt-Campbell Company. This alignment was created by the grant to Mr. Dratt of an option to purchase 100,000 shares of the Comany's Capital Stock at a per share price of $17.25, and the purchase by Mr. Dratt, in open market transactions, of 21,500 shares of Capital Stock. Please see "Certain Relationships and Related Transactions" for a description of the Consulting Agreement.

                                      COMPENSATION COMMITTEE

                                      Clifford J. Vaughan
                                      Wayne F. Edwards


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, decisions regarding executive compensation were reviewed by the entire Board of Directors based upon the recommendations of the Compensation Committee. Messrs. Unschuld and Dratt and Drs. Meyer and Edwards were each CEO of the Company and each served on the Board of Directors of the Company at various times in fiscal 1998. Although each of Messrs. Unschuld and Dratt and Drs. Meyer and Edwards was present during compensation discussions by the Board while serving as an executive officer, none of them voted on decisions regarding his respective compensation.

AGREEMENTS WITH ARNOLD H. DRATT

     Please see "Certain Relationships and Related Transactions" for a discussion of certain agreements entered into with Mr. Dratt.

                                PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Capital Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Machinery (Diversified) Index over the same period (assuming the investment of $100 in the Company's Capital Stock, the S&P 500 Index and the S&P Machinery (Diversified) Index on November 30, 1993, and reinvestment of all dividends).



                                   [GRAPH]



                                              11/30/93    11/30/94      11/30/95      11/30/96      11/30/97      11/30/98
                                              --------    --------      --------      --------      --------      --------
Binks Sames Corporation                        $100.00      $85.40       $110.28       $128.20       $197.25        $69.17
S&P Machinery (Diversified)(1)                  100.00       98.83        124.42        159.44        200.66        175.06
S&P 500(1)                                      100.00      101.05        138.41        176.99        227.45        281.27


(1) The S&P 500 Index and the S&P Machinery (Diversified) Index were obtained from Media General Financial Services, Inc.

1996 STOCK OPTION PLAN

     The Amended and Restated 1996 Stock Option Plan (the "1996 Stock Option Plan") authorizes the granting of options to purchase up to 300,000 shares of the Capital Stock of the Company to present and future executives, key personnel, consultants and non-employee directors of the Company. Currently, the Compensation Committee administers the 1996 Stock Option Plan. Pursuant to the 1996 Stock Option Plan, the Compensation Committee may award incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). ISOs may only be granted to employees of the Company or its subsidiaries. NSOs may be granted to all employees of and consultants who provide services to the Company or its subsidiaries, including non-employee directors. However, no single person may receive options covering more than 50,000 shares of the Capital Stock of the Company in any single year. The exercise price of each option pursuant to the 1996 Stock Option Plan may not be less than the fair market value of the Capital Stock on the date of grant. "Fair market value" on any given date is the closing sales price for shares of Capital Stock of the Company traded on the American Stock Exchange on such date. Absent a contrary provision in an award agreement, each option may be exercised up to 25% in the first year following the grant thereof, up to 50% in the second year, up to 75% in the third year, and after the third year up to 100%. Unless otherwise specified in an award agreement, options must be exercised within 10 years of the date of grant unless the period is reduced due to death or termination of the optionee's employment.

401(k) PLAN

     The Company maintains a 401(k) Plan, which is designed to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). An employee is eligible to participate in the 401(k) Plan following attainment of the age of 21 and the completion of one year of service with the Company (1,000 hours within a twelve-month period). Under the 401(k) Plan, as amended in 1997, subject to the limitations imposed under Section 401(k) and
Section 415 of the Code, a participant is able to elect to defer not more than 18% of his or her compensation by directing the Company to contribute such amount to the 401(k) Plan on such employee's behalf. The Company may elect to make matching contributions equal to a portion of the participating employee's contribution, subject to a maximum matching contribution of no more than 6% of the participant's salary.

     Under the 401(k) Plan, a separate account is established for each employee. Participants are 100% vested in the contributions and in the earnings thereon and in the employer's contributions. Distributions from the 401(k) Plan are made upon termination of service, disability or death in a lump sum or in annual installments.

PROFIT SHARING PLAN

     Prior to December 1, 1997, employees of the Company who were over age 21 and who completed one year of service with the Company were eligible to participate in the John Francis Roche, Jr. Savings and Profit Sharing Fund (the "Profit Sharing Plan"), a defined contribution retirement savings program. Participants in the Profit Sharing Plan were required to contribute at least
2 1/2% but no more than 5% of their compensation, up to a limit of $200 per year. The Company contributed to the Profit Sharing Plan each year the lesser of (i) 15% of total compensation (as defined in the Profit Sharing Plan), (ii) 18% of the Company's adjusted net income or (iii) six times the total participant contributions. The Profit Sharing Plan was terminated by the Board of Directors on November 30, 1998 and the total value of all savings and vested Company contributions are being paid out in full to the participants. GreatBanc Trust Company is the trustee of the Profit Sharing Plan and is administering the payment to the participants. There are 300 participants in the Profit Sharing Plan, including executive officers. There were no Company contributions to the Profit Sharing Plan for the year ended November 30, 1998.

EXECUTIVE RETIREMENT INCOME CONTRACTS

     The Company has entered into individual Executive Retirement Income Contracts with certain executives in each case providing for payment of annual retirement benefits to the executive (or his beneficiary in the event of his death) based on a percentage of the executive's average annual salary (exclusive of bonuses, profit sharing and other employee benefits) for the five years preceding retirement, multiplied by the number of full fiscal years of service in the employ of the Company. Retirement payments terminate a specified number of years after retirement or in the event the executive engages in specified competitive activities following retirement. In addition, no retirement benefits are payable if the executive voluntarily resigns prior to age 65 without the consent of the Company, or if he is dismissed by the Company for specified cause. Mr. Doran J. Unschuld is currently receiving payments under his contract following his retirement in April 1998 as an officer of the Company.

     The following table shows the amount of annual retirement benefits payable under these arrangements at various levels of final five year average salary and for different years of service.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                     ---------------------------------------------------------------------------
    REMUNERATION           5           15           25           35           45          50
    ------------     ------------ ------------ ------------ ------------ ------------ ----------
       $100,000       $  7,500      $22,500    $  37,500    $  52,500    $  67,500    $ 75,000
        125,000          9,375       28,125       46,875       65,625       84,375      93,750
        150,000         11,250       33,750       56,250       78,750      101,250     112,500
        175,000         13,125       39,975       65,625       91,875      118,125     131,250
        200,000         15,000       45,000       75,000      105,000      135,000     150,000
        225,000         16,875       50,625       84,375      118,125      151,875     168,750
        250,000         18,750       56,250       93,750      131,250      168,750     187,500
        275,000         20,625       61,875      103,125      144,375      185,625     206,250

     As of November 30, 1998, the number of full fiscal years of service with the Company for officers named in the Cash Compensation Table who are parties to the above-described arrangements and the amount of salary paid to such officers during the fiscal year ended November 30, 1998 are as follows: Doran J. Unschuld
- 46 years, $191,297. Benefit amounts shown in this table are computed on a straight line annuity basis and are not subject to any deduction for Social Security benefits or other offsets.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into individual Employment Security Agreements with certain executive officers and key employees in each case providing for severance payments by the Company in the event that within three years after a "change in control" (as defined) either the Company terminates the individual's employment for other than "good cause" (as defined), disability, death, or normal retirement, or the individual terminates his employment for "good reason" (as defined). Subject to certain limitations, the amount of the severance payment equals three (two for employees other than executive officers) times the sum of (i) such employee's annual salary at the rate in effect at the time of termination, plus (ii) the maximum bonus such employee could earn for the fiscal year in which the termination occurs. A "change in control" will in general be deemed to occur where a third person becomes the owner of 20% or more of the Capital Stock of the Company or where a corporate transaction occurs, the effect of which is that persons who were directors of the Company before the transaction cease to constitute a majority of the Board of Directors.

     The Company has also entered into Bonus Agreements with certain executive officers and other key employees which provide for bonus payments (generally equal to six months' salary) payable at certain dates if the individual remains continuously employed by the Company through such dates (the "Stay Periods"). The agreements also provide for bonus payments (equal to six to twelve months' salary) payable if a change of control of the Company occurs during a Stay Period. A "change in control" will be deemed to occur when (a) the current stockholders of the Company cease to be beneficial owners, directly or indirectly, of a majority of stock of the Company, or any successor company, or (b) all or substantially all of the Company's assets are sold or otherwise disposed of. The agreements are intended to provide an incentive for the executive officers and key employees to remain in the employment of the Company until a purchaser for the Company can be found.

     The Company also entered into a Consulting Agreement with The Dratt-Campbell Company providing for certain payments to Arnold H. Dratt in the event of a change in control of the Company. Such agreement is discussed below.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH ARNOLD H. DRATT

     The Company is a party to a Consulting Agreement (the "Consulting Agreement") dated as of October 1, 1998 with The Dratt-Campbell Company, a consulting company of which Mr. Dratt is the President and co-founder ("DrattCampbell"). Under the terms of the Consulting Agreement, Dratt-Campbell shall make Mr. Dratt available for service as the Company's President and Chief Executive Officer, and the Company shall pay to Mr. Dratt consulting fees of $25,000 per month plus certain related expenses including monthly medical premiums and automobile allowances. The Consulting Agreement also provides that in the event of a "change in control" (as defined) the Company will pay Mr. Dratt a lump sum amount equal to twelve (12) times the sum of (a) his monthly consulting fee and (b) his related expenses. In the event that a change in control occurs within the six month period following the termination of the Consulting Agreement (i) by the Company other than for "cause" (as defined), or
(ii) by Mr. Dratt for "good reason" (as defined), the Company shall pay Mr Dratt a lump sum amount equal to six (6) times the sum of (a) his monthly consulting fee and (b) his related expenses. A "change in control" is defined in the Consulting Agreement as (a) the merger, consolidation or reorganization of the Company with or into another corporation or legal person, the result of such merger, consolidation or reorganization being that less than 50% of the outstanding voting securities of the surviving entity are owned in the aggregate by stockholders of the Company; (b) the sale, transfer or conveyance by the Company of all of its business or assets to another legal person, less than 50% of the outstanding voting securities of which are owned by stockholders of the Company; (c) the filing with the Securities and Exchange Commission of a
Schedule 13D, Schedule 14D-1, or other public announcement disclosing that any person or group has become the beneficial owner of more than 50% of the outstanding voting shares of the Company; (d) the failure of the members of the "incumbent board" (as defined) to constitute a majority of the Board of Directors during the term of the Consulting Agreement; or (e) the dissolution or liquidation of the Company by its stockholders. The Consulting Agreement shall terminate on October 1, 2000, unless earlier terminated or extended by written agreement of the Company and Dratt-Campbell. During fiscal 1998, the Company paid consulting fees of $50,000 in connection with the Consulting Agreement.

     The Company was also party to an earlier consulting agreement with Dratt-Campbell, pursuant to which Mr. Dratt provided consulting services to the Company from January 1998 until October 1998. During fiscal 1998, the Company paid consulting fees of $240,000 to Dratt-Campbell pursuant to the terms of this agreement.


   PROPOSAL 2: APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
            TO CHANGE THE NAME OF THE COMPANY TO "SAMES CORPORATION"

     The Board of Directors has adopted, and is recommending to the stockholders for their approval at the Annual Meeting, a resolution to amend Article First of the Company's Restated Certificate of Incorporation to change the corporate name. The applicable text of the Board's resolution is as follows:

     "RESOLVED, that Article First of the Company's Restated Certificate of Incorporation be amended to read in its entirety as follows:

     FIRST: The name of the corporation is "SAMES CORPORATION."

     In the judgment of the Board of Directors, the change of corporate name is desirable in view of the sale by the Company of certain assets related to its standard products lines and its current focus on its electrostatic spray finishing and coating lines, traditionally the business of its Sames' divisions.

     If the amendment is adopted, stockholders will not be required to exchange outstanding stock certificates for new certificates.

     Approval of this Proposal 2 requires the affirmative vote of a majority of the outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting. Abstentions and broker non-votes have the effect of a vote against this Proposal 2. If approved by the stockholders, the amendment to Article First will become effective upon filing with the Secretary of State of Delaware a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing is expected to take place shortly after the Annual Meeting. If this proposal is not approved by the stockholders, the Certificate of Amendment will not be filed.

     THE BOARD BELIEVES THAT THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

               PROPOSAL 3: RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Company is asking the shareholders to ratify the selection of KPMG LLP ("KPMG") as the Company's independent accountants for the fiscal year ending November 30, 1999. The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting, is required to ratify the selection of KPMG. Abstentions will have the effect of voting against this Proposal 3. Broker non-votes will have no effect on the vote.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

     Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING NOVEMBER 30, 1999.


                                  OTHER MATTERS

     Proxies will be voted for the election of the above named nominee as director unless otherwise indicated on the proxy. Management does not know of any other matters which are likely to be brought before the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

                            STOCKHOLDER PROPOSALS FOR
                             THE 2000 ANNUAL MEETING

NOMINATIONS FOR THE BOARD OF DIRECTORS

     The Company's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Company no earlier than February 1 and no later than February 25 immediately preceding the meeting. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including age, business and residence addresses and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal to be considered for action at the 2000 Annual Meeting of Stockholders and to be included in the Company's proxy materials, the proposal must be in proper form and received by the Secretary of the Company on or before November 19, 1999, for review and consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal will be subject to 17 C.F.R. Section 240.14a-8 ("Rule 14a-8") of the Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

     In addition, the Company's By-Laws require that written notice of proposals by stockholders to be presented at an Annual Meeting be delivered to the Secretary of the Company no earlier than February 1 and no later than February 25 immediately preceding the meeting. Such notice to the Company must set forth
(i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the number of shares beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including age, business and residence addresses and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including those matters raised other than pursuant to the procedures of Rule 14a-8. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                       By order of the Board of Directors,



                       GUY E. SNYDER, SECRETARY

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.


PROXY                    BINKS SAMES CORPORATION                       PROXY

     Proxy for Annual Meeting of Stockholders to be Held on April 27, 1999
          This Proxy is Solicited on Behalf of the Board of Directors

Arnold H. Dratt and Wayne F. Edwards, or any of them, with full power of substitution, are hereby authorized to vote the shares of Capital Stock of Binks Sames Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 222 North LaSalle Street, 4th Floor Conference Room, Chicago, Illinois 60601, on April 27, 1999, at 10:00 A.M., and at all adjournments thereof, as follows:


        PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE HEREOF AND
                   RETURN PROMPTLY USING THE ENCLOSED envelope

                           BINKS SAMES CORPORATION
     Please mark vote in oval in the following manner using dark ink only


                                                          For    Withhold
                                                          All        All
     1.  ELECTION OF DIRECTOR                            /  /       /  /
         George L. Joeckel, Jr.

     2.  Ratification of KMPG LLP as the             For    Against    Abstain
         Company's independent accountants           / /     /  /        /  /
         for the fiscal year ending
         November 30, 1999.

     3.  Approval of an amendment to Article         For    Against    Abstain
         First of the Company's Restated             / /     /  /        /  /
         Certificate of Incorporation, as
         amended, to change the name of the
         Company to "Sames Corporation".

     4.  In their discretion, the proxies
         are authorized to vote upon such
         other matters as may properly come
         before the meeting.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS NOTED ABOVE.


                                       Please sign your name or names on the
                                       signature lines below in the exact form
                                       appearing hereon.
                                       Dated ____________________________ ,1999

                                       ________________________________________
                                       (Signature(s) of Stockholder(s)

                                       _______________________________________
                                       (Signature(s) of Stockholder(s)



                           - FOLD AND DETACH HERE -